Exhibit 77(d)

                POLICIES WITH RESPECT TO SECURITIES INVESTMENTS

On April 2, 2002, the Registrant's Board of Directors adopted, on behalf of each Portfolio (except the ING VP Growth Portfolio and the ING Value Opportunity Portfolio), in accordance with the requirements of Rule 35d-1 of the Investment Company Act of 1940, investment policies to invest at least 80% of the Portfolio's assets in the type of investment suggested by its name, and to give shareholders 60 days' prior notice before any change in the 80% investment policy is implemented.